                                                                   EXHIBIT 10.3


                TECHNOLOGY TRANSFER AND CUSTOM SERVICES AGREEMENT

THIS AGREEMENT made as of the 23 day of March, 2001.


BETWEEN: MOLICHEM MEDICINES, INC., a corporation incorporated under the laws of the North Carolina, USA and having a place of business at:

                  207 South Elliott Road
                  PMB#231
                  Chapel Hill, NC
                  USA 27514

                  (hereinafter referred to as "MMI"

OF THE FIRST PART

                                    - and -


                  APOTEX FERMENTATION INC., a corporation incorporated under the laws of Manitoba, Canada and having a place of business at:

                  50 Scurfield Boulevard
                  Winnipeg, Manitoba
                  Canada R3Y 1G4

                  (hereinafter referred to as "AFI")

OF THE SECOND PART


WHEREAS AFI is engaged in the business of development and production of active pharmaceutical raw materials and intermediates and possesses the necessary know-how in research, development, scale up and manufacturing to provide Services in respect of the Product to MMI (as described in Schedule "A" hereto);

AND WHEREAS MMI is the owner of or represents to have the appropriate license and/or authority for the transfer of the necessary engineering, design, process and operating information, technical data and other scientific and technical information required to produce the Product;

AND WHEREAS MMI wishes to engage AFI and AFI wishes to accept such engagement to provide the Services in respect of the Product at AFI's manufacturing facility at 40 Scurfield Boulevard, Winnipeg, Manitoba (the '"Manufacturing Premises").

AND THEREFORE THIS INDENTURE WITNESSETH that in consideration of the payment of two dollars ($2.00) by each of the parties hereto to the other party hereto, the execution of this Agreement by the parties hereto, the mutual covenants and conditions herein contained and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by the parties), the parties hereto do hereby covenant and agree as follows:

1.0 Upon the terms and conditions herein set forth, MMI hereby engages AFI (and AFI hereby accepts such engagement) to provide the Services in respect of the Product at the Manufacturing Premises in accordance with the Proposal attached as Schedule "A". MMI confirms that AFI is to proceed in accordance with Option #2 of the milestone payments program (Annex D of the Proposal). MMI shall have the exclusive right to acquire all the Product from AFI in accordance with the terms and conditions set out in Schedule "A".

2.0 Subject to paragraph 13 herein, the term of this Agreement shall be effective as of the date hereof and shall continue for the period until the Services in respect of the Product are fully delivered.

3.0 In consideration of the aforesaid services in Respect of the Product, MMI shall pay to AFI, the amounts set forth in Schedule "A" hereto upon the terms and conditions set out therein.

4.0 MMI shall provide to AFI all technical information and specifications on the Product required for manufacturing purposes as set out in Schedule "A" hereto at no cost to AFI. Nothing on this agreement shall be construed as a license to AFI for Moli1901 or the Product for any purpose other than as specifically set forth in this Agreement.

4.1 AFI shall supply raw materials for the manufacture of the Product as set out in Schedule "A" hereto.

5.0 AFI shall provide the Services in respect of the Product in compliance with MMI's Specifications and Methods as described in Schedule "A" hereto. Any changes to these Specifications and Methods must be notified to and approved by MMI in writing, prior to implementation.

5.1 AFI shall provide the Services in respect of the Product in accordance with the Good Laboratory Practice and Good Manufacturing Practices as commonly known and referred to in the industry.

6.0 In respect of delivery of the Product to MMI's premises (or to such other mutually agreed location) and by transportation mode mutually agreed between the parties, shipments will be made at the sole risk if AFI. Upon delivery by AFI of all or any part of the ordered Product to MMI's premises, the risk of loss or damage will pass from AFI to MMI. In the event of loss or damage to the Product during shipment, making the Product unusable for the intended purpose, AFI is responsible on a timely basis for the replacement of the Product only and not for any financial or other damages which may be suffered by MMI. MMI may at its option, arrange for its own insurance protection against loss or damage during shipment in which case MMI is to advise AFI of such an intention and AFI is to provide the necessary shipment information to allow the MMI insurance protection to be put in place.

7.0 MMI represents, warrants and covenants to AFI as follows and hereby acknowledges and agrees with AFI that AFI is relying on such representations, warranties and covenants in connection with the entering into by AFI of this Agreement:

         (a) MMI is a subsisting corporation duly and validly incorporated under the laws of the State of North Carolina, USA;

         (b) the execution and delivery of this Agreement by MMI has been duly authorized by all necessary corporate action and MMI has all requisite corporate power and authority to enter into this Agreement and to carry out the terms herein;

         (c) this Agreement has been duly and validly executed and delivered by MMI and constitutes a valid and legally binding Agreement, enforceable against MMI;

         (d) to the best of MMI's knowledge, the Services provided in respect of the Product by AFI will not infringe upon the intellectual property rights (i.e. patents and trademarks) of any other parties.

         (e) MMI is the legal and beneficial owner of the technical specifications documented in Schedule "A" hereto, free and clear of any claims of any nature or kind whatsoever of third parties and has the absolute right, power and authority to enter into this Agreement and to engage AFI for the Services in respect of the Product as is contemplated herein;

         (f) to do all things and cause all things to be done to ensure that all of the representations, warranties and covenants of MMI contained in this Agreement remain true and correct throughout the term as if such representations and warranties and covenants were continuously made throughout the term.

8.0 AFI represents, warrants and covenants as follows to MMI and hereby acknowledges and agrees that MMI is relying upon such representations, warranties and covenants in connection with the entering into by MMI of this Agreement;

         (a) AFI is a subsisting corporation duly and validly incorporated under the laws of the Province of Manitoba, Canada;

         (b) the execution and delivery of this Agreement by AFI has been duly authorized by all necessary corporate action and AFI has all requisite corporate power and authority to enter this Agreement and to carry out the terms herein;

         (c) this Agreement has been duly and validly executed and delivered by AFI and constitutes a valid and legally binding agreement enforceable against AFI;

         (d) the Product will be manufactured in compliance with and meeting MMI's specifications as provided in Schedule "A" hereto;

         (e) AFI has the capability and capacity to provide the Services in respect of the Product in accordance with MMI's specifications as provided in Schedule "A" hereto;

         (g) to do all things and cause all things to be done to ensure that all of the representations, warranties and covenants of AFI contained in this Agreement shall remain true and correct throughout the terms as if such representations, warranties and covenants were continuously made throughout the term.

9.0 AFI recognizes and acknowledges MMI's ownership and title to MMI's proprietary information and specifications and agrees to co-operate fully and in good faith with MMI and to execute such documents as MMI may reasonably request for the purposes of securing and preserving the rights of MMI in and to MMI's proprietary information as disclosed pursuant to this Agreement including, without limitation, MMI's specifications.

10.0 All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by AFI during the course of performing the Services and related to Moli1901 (collectively, the "Work Product") shall belong exclusively to MMI and shall, to the extent possible, be considered "works made for hire" for MMI. To the extent such work is determined not to constitute "works made for hire" as a matter of law, AFI hereby irrevocably assigns and transfers to MMI, as of the time of creation of the Work Product, any and all right, title, or interest it may have in such Work Product.

         Upon request of MMI and at MMI's expense, AFI shall take such further actions, including execution and delivery of instruments of conveyance necessary to obtain legal protection in the United States and foreign countries for such Work Product and for the purpose of vesting title thereto in MMI, or its nominee, as may be appropriate to give full and proper effect to such assignment and to vest in MMI complete title and ownership to such Work Product.

         Notwithstanding anything to the contrary herein, AFI shall be free to use and employ its general skills, know-how, and expertise, and to use, disclose, and employ any generalized ideas, concepts, know-how, methods, techniques or skills gained or learned during the course of this Agreement, so long as it acquires and applies such information without disclosure of any Confidential Information of MMI and without any unauthorized use of disclosure of Work Product.

11.0 All confidential records, material and information and copies thereof, and all trade secrets (and without restricting the generality of the foregoing any inventions, discoveries and methods of processing and production) concerning the business or affairs of obtained by MMI or of MMI obtained by AFI including, without limitation, MMI specifications and the terms and conditions of this Agreement, as a result of the entering into of this Agreement shall remain the exclusive property of the respective owner thereof. In order to preserve and protect the proprietary rights and any confidential information belonging to each of the parties thereto ("Confidential Information"), MMI and AFI agree that they will:

                  i. treat and maintain the Confidential Information as confidential both during the term, any renewal term and thereafter;

                  ii. use the Confidential Information only to fulfill its obligations under this Agreement;

                  iii. disclose the Confidential Information only as necessary to its employees or agents who have a demonstrable and valid "need to know" the Confidential Information and not to anyone else;

                  iv. disclose only so much of the Confidential Information as is required to enable those employees or agents to carry our their assigned duties; and

                  v. advise its employees, agents or independent contractors of the confidential nature of such information and the requirements of non-disclosure.

         except if compelled to do so under Court Order of a competent authority (in such circumstance the party receiving the order will inform the other party prior to responding to the order).

11.1 For the purposes hereof, the Confidential Information includes information known or used by MMI or AFI in connection with their respective business, including, but not limited to any formula, design, prototype, compilation of information, data, program, code, method, technique or process, information relating to the Product or any other products, device, equipment or machine, information about or relating to MMI's or AFI's customers and MMI's or AFI's potential business ventures, financial information of all kinds relating to MMI or AFI and their respective activities, all inventions, ideas and related material, but does not include any of the foregoing which was known to MMI or AFI, as the case may be, prior to the entering into of this Agreement or which is or becomes a matter of public knowledge.

12.0 This Agreement is strictly personal to MMI and AFI. Neither this Agreement nor any of the rights granted hereunder including, without limitation, the right to use MMI'S specifications and the right to manufacture the Product shall be assignable or sub-licensed by MMI or AFI, by operation of law or otherwise.

13.0 If any one or more of the following events shall occur, AFI shall have the right to terminate this Agreement forthwith:

         (a) MMI shall fail to pay any amounts payable hereunder within thirty (30) days after the payment due date;

         (b) MMI shall file a petition of bankruptcy, or shall be adjudged a bankrupt, or a petition in bankruptcy shall be filed against MMI and shall not be dismissed within thirty (30) days, or if MMI shall become insolvent or shall discontinue its business;

         (c) MMI shall disclose any information in respect to the confidential information of AFI to any other party or shall use any confidential information of AFI for any purpose other than in relation to the provision of Services related to the Product at the Premises; and

         (d) MMI shall violate or fail to perform any of its other undertakings, agreements, obligations, representations or warranties under the terms of this Agreement and shall fail to remedy any such breach within ten (10) days after AFI's notice thereof.

13.1 If any one or more of the following events shall occur, MMI shall have the right to terminate this Agreement forthwith:

         (a) AFI shall fail to pay any amounts payable hereunder within thirty (30) days after the payment due date;

         (b) AFI shall file a petition of bankruptcy, or shall be adjudged a bankrupt, or a petition in bankruptcy shall be filed against AFI and shall not be dismissed within thirty (30) days, or if AFI shall become insolvent or shall discontinue its business;

         (c) AFI shall disclose any information in respect to the confidential information of MMI to any other party or shall use any confidential information of MMI for any purpose other than for the provision of Services related to the Product at the Manufacturing Premises; and

         (d) AFI shall violate or fail to perform any of its other undertakings, agreements, obligations, representations or warranties under the terms of this Agreement and shall fail to remedy any such breach within ten (10) days after MMI's notice thereof.

         (e) MMI shall have the right to terminate the contract at the completion of any milestone defined in Annex C (Schedule) of the Proposal for the Production of Clinical Batches of Moli1901. AFI shall not proceed to perform any work on the milestone listed in Annex C without written authorization from MMI and MMI shall have no financial obligation beyond approved current milestones. In the event that MMI chooses to terminate the contract at any time, AFI shall complete the work assigned to the current milestone and shall be paid in full for the milestone upon its completion. Termination of the contact or authority to proceed shall be provided in writing within fifteen (15) days of notification in writing by AFI of the completion of a milestone.

13.2 Upon termination of this Agreement for cause, (a) AFI agrees to transfer and deliver to MMI immediately following the termination of this Agreement all documents, notebooks, charts, files and records containing or referencing MMI's Confidential Information (all confidential information) including copies, summaries, and notes in its possession or control and MMI

         Product and (b) MMI agrees to transfer and deliver to AFI immediately following the termination of this Agreement all documentation belonging to AFI in its possession.

13.3 The termination or expiration of this Agreement shall not relieve MMI or AFI from, or discharge, any obligations which accrued prior to such termination or expiration and shall not destroy or diminish the binding force and effect of any of the terms and conditions of this Agreement that expressly or by implication come into or continue in effect on or after termination or expiration.

13.4 Each of MMI and AFI acknowledge that the release or use of any of the Confidential Information other than as set out herein would be highly detrimental to the best interests of MMI or AFI, as the case may be, and that the right to maintain the confidentiality and ownership of the Confidential Information constitutes a proprietary right which MMI and AFI is entitled to protect. Any use of or any disclosure of the Confidential Information by MMI or AFI other than set out herein shall be deemed for all purposes to have caused the damaged party irreparable harm for which damages alone will not be adequate remedy and for which the damaged party shall be entitled to injunctive relief in addition to any other available remedies and MMI or AFI, as the case may be, hereby consents to the granting of an injunction to enforce the provisions of this Agreement and hereby waives any defenses AFI or MMI, as the case may be, may have in respect thereto.

14.0     Miscellaneous.

14.1 This Agreement (including the attached Schedule(s)) constitutes the entire Agreement between the parties with representations, warranties, covenants, agreements, or understanding relative thereto which are not set forth herein. No provision of this Agreement shall be effectively amended or waived except in writing signed by the party against whom the amendment or waiver is sought to be enforced.

14.2 Any notice or other communication required or permitted under this Agreement shall be in writing and may be given by personal delivery to the party for whom it is intended or by facsimile, or prepaid registered mail addressed:-

         in the case of MMI:

         MOLICHEM MEDICINES INC.
         207 South Elliot Road
         PMB#231
         Chapel Hill, NC
         USA 27514

         Attn:  Dr. Luis Molina, President and CEO

         Fax No:  919-929-3447
and in the case of AFI:

         APOTEX FERMENTATION INC.
         50 Scurfield Boulevard
         Winnipeg, Manitoba
         Canada R3Y 1G4

         Attn:  Gary Payne, General Manager and CEO

         Fax No:  204-989-9160

         In the event of a mail strike or other interruption of postal deliveries, all notices, directions or other instruments required or permitted to be given to the parties hereto shall be delivered or shall be sent by facsimile (receipt confirmed) to such parties.

         Any such notice or other communication given by delivery or facsimile shall be deemed to have been given on the day of delivery or facsimile or by prepaid mail twenty (20) days after mailing in Canada or the USA. Each party may at any time change its address for the purposes hereof by giving notice of such change to the others in accordance with the foregoing provisions.

14.3 Matters in dispute under this Agreement may, as agreed by the parties hereto, be referred to the arbitration.

14.4 Each of the parties hereto may extend the time for performance and waive non-performance by any of the other party hereto of its respective obligations and Agreements under this Agreement, but no act and/or failure to act by any of the parties shall be deemed to be an extension or waiver of timely and strict performance by the other parties to this Agreement of such obligations and Agreements, except to the extent notice is given to such of the other parties.

14.5 This agreement shall be governed by the laws of the state in the United States or the province of Canada of the defending party. Any provision herein which, in any way contravenes the laws of any jurisdiction or which is void, shall be deemed not to be part of this Agreement and shall be severable therefrom, and the remainder of the Agreement shall remain in full force and effect.

14.6 Article and Section headings contained in this Agreement are included solely for convenience, are not intended to be full or accurate descriptions of content thereof and shall not be considered part of this Agreement.

14.7 This Agreement shall extend to bind and enure to the benefit of the heirs, executors, administrators, successors and permitted assigns of the parties.

14.8 Nothing in this Agreement shall be deemed in any way or for any purpose to constitute any party a partner of the other party to the Agreement in the conduct of any business or otherwise or a member of a joint venture or joint enterprise with the other party to the Agreement.

14.9 AFI and MMI shall in a timely manner and as required from time to time take all such actions as may be necessary to give full effect to the provisions of this Agreement and abstain from taking any actions which would contravene the intent of the provisions of this Agreement and shall take all such actions, as may be necessary or appropriate to implement the transaction contemplated by this Agreement, including executing any appropriate documents or agreements.

14.10 AFI shall be excused for failure to perform any part of this Agreement due to events beyond its control. These events shall include but not be limited to fire, storm, flood, earthquake, explosions, embargoes, act of God and enactments of any acts or regulations or any priorities of any governmental authority.

14.11    This Agreement may be executed in counterpart.

14.12    Time shall be of the essence of this Agreement and every part hereof.

IN WITNESS WHEREOF the corporate parties hereto have set their hands and affixed their corporate seals under the hands of their proper officers as of the date first above written.


SIGNED, SEALED AND DELIVERED

In the presence of:       MOLICHEM MEDICINES INC.

                          Per: _______________________
                          Name:  Dr. Luis Molina
                          Title: President and EO


                          APOTEX FERMENTATION INC.

                          Per: __________________________
                          Name:  Gary Payne
                          Title: General Manager and CEO

** designates confidential information omitted and filed separately with the SEC.

                                   SCHEDULE A
            to the Technology Transfer and Custom Services Agreement


                           Proposal
                           Production of Clinical
                           Batches
                           MOLI1901


                           Prepared for:

                           Molichem Medicines Inc.
                           207 South Elliot Road
                           PMB #231
                           Chapel Hill, NC 27514

                           Prepared by:

                           Apotex Fermentation Inc.
                           50 Scurfleld Boulevard
                           Winnipeg, Manitoba
                           Canada, R3Y 1G4

                           Revision 1

                           21 March 2001





This proposal or quotation includes data that shall not be disclosed to a third party and shall not be duplicated; used or disclosed - in whole or in part - for any purpose other than to evaluate this proposal or quotation. If, however, a contract is awarded to this offerer or quoter as a result of - or in connection with - the submission of this data, the purchaser shall have the right to duplicate, use or disclose the data to the extent provided in the resulting contract. This restriction does not limit the purchaser's right to use information contained in this data if it is obtained from another source without restriction.

                                TABLE OF CONTENTS

SECTION                    TITLE                                                                                 PAGE
1.                   INTRODUCTION                                                                                  1

1.1                  Scope                                                                                         1

1.2                  Abbreviations and Acronyms                                                                    1


2.                   SPECIFICATIONS AND STANDARDS                                                                  2

2.1                  Molichem Medicines Inc. Documents                                                             2


3.                   TECHNICAL APPROACH                                                                            3

3.1                  PHASE I - Process Verification                                                                3

3.1.1                Microbiology                                                                                  3

3.1.1.1              Receipt of Organism                                                                           3

3.1.1.2              Culture Verification / Purity                                                                 3

3.1.1.3              Culture Viability / Productivity                                                              3

3.1.1.4              Seed Bank Preparation                                                                         3

3.1.1.5              Media Verification                                                                            3

3.1.1.6              Growth Conditions Verification                                                                3

3.1.1.7              Transfer of Seed Bank to Process                                                              4

3.1.1.8              Microbiology Report                                                                           4

3.1.2                Analytics                                                                                     4

3.1.2.1              Method Verification                                                                           4

3.1.2.2              Standards Preparation                                                                         4

3.1.2.3              Sample Preparation and Verification                                                           4

3.1.2.4              Raw Materials                                                                                 4

3.1.2.5              Analytics Report                                                                              4

3.1.3                Chemistry                                                                                     4

3.1.3.1              Broth Filtration/Extraction                                                                   5

3.1.3.2              Isolation                                                                                     5

3.1.3.3              Purification                                                                                  5

3.1.3.4              Characterization                                                                              5

3.1.3.5              Chemistry Report                                                                              5

3.1.4                Option to Proceed                                                                             5



     Use or disclosure of the data contained on this sheet is subject to the restriction on the title page of this proposal.

SECTION                    TITLE                                                                                PAGE

3.2                   PHASE 11 - Process Trials                                                                   5

3.2.1                 Fermentation                                                                                5

3.2.1.1               Growth Curve                                                                                6

3.2.1.2               Fermentation Conditions                                                                     6

3.2.1.3               Productivity Verification                                                                   6

3.2.1.4               Fermentation Report and Data                                                                6

3.2.2                 Downstream                                                                                  6

3.2.2.1               Filtration                                                                                  6

3.2.2.2               Extraction                                                                                  6

3.2.2.3               Isolation                                                                                   6

3.2.2.4               Purification                                                                                6

3.2.2.5               Downstream Report                                                                           6

3.2.3                 Documentation                                                                               7

3.2.4                 Toxicology Study Material                                                                   7

3.2.5                 Option to Proceed                                                                           7

3.3                   PHASE III - Production                                                                      7

3.3.1                 Raw Materials                                                                               8

3.3.2                 Microbiology                                                                                8

3.3.3                 Fermentation                                                                                8

3.3.4                 Filtration/Concentration                                                                    8

3.3.5                 Extraction/Isolation                                                                        8

3.3.6                 Purification                                                                                8

3.3.7                 Packaging                                                                                   8


4.                    TESTING AND QUALITY CONTROL                                                                 9

4.1                   Methodology                                                                                 9

4.2                   Sampling                                                                                    9

4.3                   Standards                                                                                   9

4.4                   Validation                                                                                  9


     Use or disclosure of the data contained on this sheet is subject to the restriction on the title page of this proposal.

SECTION                    TITLE                                                                                PAGE
5.                    QUALITY ASSURANCE AND REGULATORY AFFAIRS                                                   10

5.1                   Specifications                                                                             10

5.1.1                 Changing Specifications                                                                    10

5.2                   Data                                                                                       10

5.3                   Good Manufacturing Practices                                                               10

5.4                   United States Food and Drug Administration                                                 10

5.5                   Certificate of Analysis                                                                    10

5.6                   Stability (OPTION)                                                                         10

5.7                   Third Party Audits                                                                         11


6.                    PROJECT MANAGEMENT                                                                         13

6.1                   Contractor Status Report                                                                   13

6.2                   Correspondence                                                                             13

6.2.1                 Molichem Medicines Inc.                                                                    13

6.2.2                 Apotex Fermentation Inc.                                                                   13

6.3                   Contract Data Requirements List (CDRL)                                                     13

6.4                   Data Item Descriptions (DID)                                                               13

6.5                   Schedule                                                                                   13

6.6                   Milestone Payments                                                                         14

6.7                   Nomenclature and Description                                                               14

6.8                   Method of manufacture                                                                      14

6.9                   Preparation of Reference Standards                                                         14

6.10                  Certificate of Analysis and Analytical Characterization                                    14

6.11                  Production Flow Diagram                                                                    14

6.12                  Technology Transfer and Custom Manufacturing                                               14
                      Agreement

6.13                  Liability                                                                                  14

6.14                  Intellectual Property                                                                      14

6.15                  Customer Furnished Equipment, Data and Materials                                           14

6.16                  Facility Access                                                                            15

6.17                  Continuing Business Relationship                                                           15

6.18                  Product Improvement Recommendations (OPTION)                                               15


     Use or disclosure of the data contained on this sheet is subject to the restriction on the title page of this proposal.

                                     ANNEXES


        ANNEX        TITLE

         A           Contract Data Requirements List
         B           Data Item Descriptions
         C           Schedule
         D           Milestone Payments
         E           Nomenclature and Description
         F           Method of Manufacture
         G           Preparation of Reference Standards
         H           Certificate of Analysis and Analytical Characterization
         I           Production Flow Diagram
         J           Technology Transfer and Custom Manufacturing Agreement


     Use or disclosure of the data contained on this sheet is subject to the restriction on the title page of this proposal.

                  PROPOSAL FOR THE PRODUCTION OF MOLICHEM 1901


1. INTRODUCTION

Apotex Fermentation Inc. (AFI) is pleased to provide this proposal to Molichem for the manufacture of clinical batches of Molichem 1901 under contract to Molichem. MoIi1901 is classed as an antibiotic. It is in phase one clinical trials and an IND has been filed. Molichem requires material to support Phase II and Phase III trials. Projections are that approximately 50g of material may be required in 2001. Additional materials will be required for 2002 and 2003.

1.1 Scope

Apotex will provide the necessary technical support and equipment for the manufacture of the initial Phase II product requirements as defined in this proposal. This will include the efforts required to establish the capability for reproducible limited rate production in accordance with Good Manufacturing Practices. The work described in this proposal constitutes the scope limitations being proposed by Apotex. Where options for additional work are indicated, the rational for performing the work and the separate pricing has been provided.


1.2 Abbreviations and Acronyms

The following is a list of the abbreviations and acronyms used throughout this proposal.

           ACS                         American Chemical Society
           AF1                         Apotex Fermentation Inc.
           AOAC                        Association of Analytical Chemists
           ARO                         After Receipt of Order
           BR                          Batch Record
           CDRL                        Contract Data Requirements List
           GMP                         Good Manufacturing Pradfices
           C of A                      Certificate of Analysis
           DID                         Data Item Description
           FDA                         Food and Drug Administration
           Molichem                    Molichem Medicines Inc.
           USP                         United States Pharmacopoeia


     Use or disclosure of the data contained on this sheet is subject to the restriction on the title page of this proposal.


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2. SPECIFICATIONS AND STANDARDS

The following is a list of documents, specifications or standards that will apply to the work performed within the scope of this proposal or any contract arising from this proposal. Any deviation from these documents, specifications or standards shall be stated in this proposal and shall form part of any contract arising from this proposal.

2.1 Molichem Medicines Inc. Documents

       Burroughs Wellcome Co. TCPW95/0007           Nomenclature and Description
       July 13, 1995

       Burroughs Wellcome Co. TCPW95/0005           Method of Manufacture
       July 13, 1995

       Burroughs Wellcome Co. TCPW95/0006           Preparation of Reference
       July 13, 1995                                Standards

       Magellan Laboratories - TTP-MMR-M001 9       Certificate of Analysis -
       November 06, 2000                            Analytical Characterization
                                                    of Moli1901
                                                    (Duramycin)


     Use or disclosure of the data contained on this sheet is subject to the
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3. TECHNICAL APPROACH

3.1 PHASE I - Process Verification

Phase I will consist of verifying that the process provided by Molichem can be transferred successfully to AFI and establishing processing parameters at the laboratory scale to be used in the scale up of the process. The Moli 1901 process, as defined by the documentation listed in section 2.0 of this proposal, will be transferred to AFI. Any changes or adjustments made to the process in order to fit the process into the AFI facility will be identified at the end of Phase II. This will include all of the microbiology, analytics and chemistry aspects of the process.

3.1.1 Microbiology

The microbiology lab will verify the conditions for growth and the establishment of a viable seed bank to be used in the production of the product. This effort may be in part or wholly combined with Phase II - Fermentation.

3.1.1.1 Receipt of Organism

The producing organism, Streptoverticullium cinnamoneus, shall be provided by Molichem Medicines. The organism is to be received according to Apotex Fermentation Inc. policy.

3.1.1.2 Culture Verification Purity

The received culture, Streptoverticullium cinnamoneus, will be checked for strain purity (axenic). Molichem will provide the organism morphology and growth characteristics.

3.1.1.3 Culture Viability / Productivity

The received culture will be checked for viability (growth) and the ability of the organism, Streptoverticullium cinnamoneus, to produce the targeted product.

3.1.1.4 Seed Bank Preparation

A master seed bank of Streptoverticullium cinnamoneus will be prepared for use by Apotex Fermentation Inc.

3.1.1.5 Media Verification

Testing will be conducted to verify the growth of Streptoverticullium cinnamoneus with the media recipe provide by Molichem Medicines. Equivalent media components may be substituted by AFI.

3.1.1.6 Growth Conditions Verification

Testing will be conducted to verify the growth of Streptoverticullium cinnamoneus with the growth conditions by Molichem Medicines and that the productivity of the organism is consistent with Molichem Medicine's previous experiences.



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3.1.1.7 Transfer of Seed Bank to Process

A working seed bank will be prepared from the master seed bank and transferred to Process Scale Up.

3.1.1.8 Microbiology Report

Upon completion of the microbiology effort associated with Phase I, AFI will produce a Microbiology Report in accordance with CDRL 001.

3.1.2 Analytics

The analytics lab will verify the standard test methodologies used in the process and ensure that the test methods are transferred to the AFI labs.

3.1.2.1 Method Verification

The analytical testing methods provided by Molichem Medicines will be conducted in the Analytical Laboratory to verify the successful transfer of the technology.

3.1.2.2 Standards Preparation

Moli1901, provided by Molichem Medicines, will be examined, reserved and designated as a working standard. In the event that it is necessary to purchase standards, the cost of these standards will be the responsibility of Molichem. The purchase of standards is not within the scope of this proposal.

Molichern may request AFI to retain and qualify a portion of the initial production material as a primary standard. This effort is not within the scope of this proposal.

3.1.2.3 Sample Preparation and Verification

Process sample preparations will be compared against the procedures provided by Molichem Medicines to verify the transfer of the procedures.

3.1.2.4 Raw Materials

Testing methodologies required for raw materials, which are defined by USP, AOAC or ACS, will be verified. The development of new test methods is not within the scope of this proposal.

3.1.2.5 Analytics Report

Upon completion of the Analytics effort associated with Phase I, AFI will produce an Analytics Report in accordance with CDRL 002.

3.1.3 Chemistry

The chemistry lab will verify that the extraction, isolation and purification processes provided by Molichem are reproducible at AFI. This effort may be in part or wholly combined with Phase II - Downstream Processing.



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3.1.3.1 Broth Filtration/Extraction

Using fermentation broth, containing Moli1901, generated at Apotex Fermentation Inc., the fermentation / extraction process supplied by Molichem Medicines will be verified in the chemistry lab.

3.1.3.2 Isolation

The isolation process supplied by Molichem Medicines will be verified in the chemistry lab using extract generated at Apotex Fermentation Inc.

3.1.3.3 Purification

With isolated crude Moli1901, generated at Apotex Fermentation Inc., the purification process supplied by Molichem Medicines will be verified in the chemistry lab.

3.1.3.4 Characterization

Recovered Moli1901 from the chemistry trials will be characterized to verify the successful isolation of the product.

3.1.3.5 Chemistry Report

Upon completion of the Chemistry effort associated with Phase I, AFI will produce a Chemistry Report in accordance with CDRL 003.

3.1.4 Option to Proceed

At any time during Phase I, if it is determined that the product can not be manufactured in the AFI facility due to exposure or safety concerns, or if it is determined that the product can not be manufactured in accordance with the Method of Manufacture (Annex F) provided by Molichem, AFI reserves the right to terminate to contract. Should the contract be terminated, under this clause during Phase I, only Milestone Payment 1 will be paid to AFI by Molichem.

3.2 PHASE II - Process Trials

Phase II will consist of verifying that the process provided by Molichem can be manufactured at a production scale. Upon completion of Phase II, a review will be held at AFI at which time AFI will present the findings generated during Phase I and II. A presentation package shall be prepared for this review in accordance with CDRL 019. An agenda and minutes of the meeting will be produced, in accordance with CDRLs 020 and 021.

3.2.1 Fermentation

Process Scale Up will verify that the fermentation conditions, growth and productivity of the organism, of Streptoverticullium cinnamoneus provided by Molichem are reproducible at AFI. This effort may be in part or wholly combined with Phase I Microbiology.



     Use or disclosure of the data contained on this sheet is subject to the restriction on the title page of this proposal.


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3.2.1.1 Growth Curve

Process Scale Up will verify that the growth profile for the organism is reproducible at AFI and that it is consistent with the profile provided by Molichem.

3.2.1.2 Fermentation Conditions

Process Scale Up will verify that the fermentation conditions, as provided by Molichem, grow the culture in a fermentor.

3.2.1.3 Productivity Verification

Process Scale Up will verify that, using the growth profile and fermentation conditions as provided by Molichem, the culture produces Moli1901 and that it is reproducible at AFI

3.2.1.4 Fermentation Report and Data

Upon completion of the Fermentation effort associated with Phase II, AFI will produce a Fermentation Report in accordance with CDRL 004.

3.2.2 Downstream

Process Scale Up will verify that the downstream conditions for the filtration, extraction, isolation and purification, as provided by Molichem, are reproducible at AFI

3.2.2.1 Filtration

Process Scale Up will verify that the filtration process is reproducible at scale and consistent with the process provided by Molichem.

3.2.2.2 Extraction

Process Scale Up will verify that the extraction process is reproducible at scale and consistent with the process provided by Molichem.

3.2.2.3 Isolation

Process Scale Up will verify that the isolation process is reproducible at scale and consistent with the process provided by Moiichem.

3.2.2.4 Purification

Process Scale Up will verify that the purification process is reproducible at scale and consistent with the process provided by Molichem.

3.2.2.5 Downstream Report

Upon completion of the Downstream effort associated with Phase II, AFI will produce a Downstream Report in accordance with CDRL 005.


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3.2.3 Documentation

As part of this phase AFI will produce the following documents:

          a.      Master Batch Record - Seed Bank CDRL 006,
          b       Master Batch Record - Inoculum CDRL 007,
          C.      Master Batch Record - Fermentation CDRL 008,
          d.      Master Batch Record - Filtration CDRL 009,
          e.      Master Batch Record - Extraction/Isolation CDRL 010,
          f.      Master Batch Record - Purification CDRL 011,
          9.      Master Batch Record - Packaging CDRL 012,
          h       Raw Material Specifications - CDRL 013,
          i.      In Process Specifications - CDRL 014,
          j.      Finished Intermediate Specifications - CDRL 015,
          k.      Final Product Specification - CDRL 016,
          l.      Container/Closure Specification - CDRL 017, and
          M.      Labeling Specification - CDRL 018.

3.2.4 Toxicology Study Material

At the completion of Phase II, AFI will produce a quantity of Moli1901, using protocol controls, for delivery to Molichem Medicines to be used in toxicology studies. The protocols will be of sufficient detail to support toxicology studies and shall be used in the development of the production batch records as identified in this proposal. The quantity of material generated from this trial production can not be accarately determined, but based on the information provided by Molichem as identified in section 2.0 of this proposal, the process should result in approximately 15g to 18g of material.

3.2.5 Option to Proceed

At any time during Phase II, if it is determined that the product can not be manufactured in the AFI facility due to exposure or safety concerns, or if it is determined that the product can not be manufactured in accordance with the Method of Manufacture (Annex F) provided by Molichem, AFI reserves the right to terminate to contract. Should the contract be terminated, under this clause during Phase 2, only Milestone Payments 1 and 2 will be paid to AFI by Molichem.

3.3 PHASE III - Production

Production shall commence only after all work and documentation described in Phases I and 11 are completed. Completion includes receipt in writing of final approval by Molichem for documents indicated as requiring approval in the CDRL.


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Upon completion of Phase III, a Phase Ill Completion review will be held at AFI.
A presentation package will be prepared for this review in accordance with CDRL
023. An agenda and minutes of the meeting will be produced in accordance with CDRLs 024 and 025.

AFI will manufacture three production batches. Based of the data provided by Molichem and contained in section 2.0 of this proposal, the three batches are expected to produce approximately 50g of Moli1901 material. AF1 can not guarantee the quantity of material, which will be produced from the three batches, as this is dependent on the strain and stability of the process. At the end of Phase II, AF1 will be able to provide a reasonable prediction as to the output of each clinical batch. Should Molichem wish to change the number of batches to be made, an adjustment in the contract could be made prior to the production of the clinical batches.

3.3.1 Raw Materials

Raw Materials for the production of Moli1901 will be ordered, received and processed through AFI warehousing. The materials will be received through a quarantine and release process in order to ensure they meet the predefined requirements before being made available for use in the manufacture of Moli1901. Only the materials required for the three production batches, as described in paragraph 3.3 of this proposal, will be ordered prior to the completion of Phase II.

3.3.2 Microbiology

A working seed bank and inoculum culture will be prepared in accordance to pre-approved master batch records.

3.3.3 Fermentation

The preparation, charge-in, sterilization inoculation, cultivation and subsequent harvest of the Moli1901 producing culture will be conducted in accordance with the pre-approved master batch records.

3.3.4 Filtration/Concentration

The harvested fermentation broth will be filtered, the supernatant concentrated in accordance with the pre-approved master batch record.

3.3.5 Extraction/Isolation

The product, Moli1901 will be recovered from the concentrated supernatant by means of an extraction, concentration, isolation, washing and drying process that is described in the pre-approved master batch record.

3.3.6 Purification

The purification of Moli1901 will be conducted by use of HPLC, followed by treatment with ion exchange resin, decolourization, concentration and freeze-drying in accordance with the pre-approved master batch record.

3.3.7 Packaging

The dry product, Moli1901, is to be packaged in accordance with the pre-approved master batch record.


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4. TESTING AND QUALITY CONTROL

4.1 Methodology

All USP, AOAC or ACS methods of analysis used in the manufacturing process of Moli1901 will be verified as adequate by AFI for their intended purpose. The development of new test methods is considered beyond the scope of this proposal.

4.2 Sampling

All sampling will be conducted to an established sampling plan or by means to provide a representative sampling of the material. All sample preparations will be conducted and documented by AFI.

4.3 Standards

A primary standard of the final product, Moli1901, will be established with material provided to AFI by Molichem. The preparation of standards from Moli1901 produced at AFI is not within the scope of this proposal.

4.4 Validation

Methods used in the analysis of Moli1901 material produced for Phase II clinical trials do not require validation to meet regulatory requirements. These methods must be validated prior to the production of material to be used in Phase Ill clinical trials. The effort to validate these methods is not within the scope of this proposal.


     Use or disclosure of the data contained on this sheet is subject to the
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5. QUALITY ASSURANCE AND REGULATORY AFFAIRS

5.1 Specifications

Moli1901 will be produced to meet the product specification as provided in Annex F of this proposal. In house specifications will be developed as part of the production process in order to manufacture this product.

5.1.1 Changing Specifications

Neither AFI nor Molichem shall have the right to change the Product Specifications unilaterally, as stated in the Certificate of Analysis (Annex H), except by mutual consent and in a time frame acceptable to both parties. Changes that are acceptable to both parties shall be documented in writing and signed by both parties prior to proceeding with the change in scope.

5.2 Data

In accordance with the requirements for the manufacture of active pharmaceutical ingredients all master copies of data generated as part of the scale up and production of MoIi1901 will be retained at AFI and will remain controlled by the non-disclosure agreement signed between Molichem Medicines Inc. and AFI.

5.3 Good Manufacturing Practices

AFI will perform the work described in this proposal using good manufacturing practices as set down by the applicable regulatory agencies for the manufacture of Phase II clinical trial materials.

6.4 United States Food and Drug Administration

AFI understands that the manufacture of Phase II clinical materials may include an audit by a US FDA team. If an audit is required, AFI is prepared to provide the necessary support, in accordance with the FDA regulatory guidelines, to allow for an FDA audit of the manufacturing process for Moli1901. However, the support of an FDA audit is not within the scope of this proposal.

5.5 Certificate of Analysis

A Certificate of Analysis shall be provided for each batch of Moli1901 in accordance with CDRL 022.

5.6 Stability (OPTION)

Molichem has not requested that a stability study be performed on the Moli1901 material which will be manufactured under the scope of this proposal. As an option, AFI is prepared to perform a stability study based on three batches of Moli1901 manufactured for Phase II clinical trials. Within the scope of this option, a stability protocol would be provided in accordance with CDRL 027. AFI would perform the stability study and provide stability testing and reports, in accordance with CDRL 028, at six, twelve, eighteen and twenty-four months. The study would include the accelerated stability



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testing with monthly testing during the first six months. Continuation of the stability study beyond twenty-four months is considered beyond the scope of this proposal option. Should Molichem wish to continue the stability program to include stability testing and reports at, thirty-six, forty-eight and sixty months, this effort can be contracted for at a later date.

This proposal currently allows for the production of an estimated 50g of Moli1901 from three production runs. Based on the information available to AFI at the time of this proposal, each production lot is estimated to generate in the range of 15g to 18g of Moli1901. In order to perform stability testing, samples must be taken from each production lot. AFI has estimated that the sample size required for stability testing from each production lot to be a minimum of 7g for a total minimum requirement of 21g of Moli1901. In order to provide sufficient material for delivery to Molichem (50g) and to allow for stability testing (21g), it will be necessary to perform five production runs or one additional run beyond the three that are currently proposed.

Should Molichem wish to proceed with the stability testing, these additional two runs would be done consecutive with the planned three production lots. The cost of these two additional runs can be minimized if they are performed consecutively by eliminating the non-recurring setup costs. The effort associated with preparing and performing stability testing independent of the first three production lots would be considerably more costly than performing them together.

Although this stability study has been proposed under the optional scope area of this proposal, AFI recommends that Molichem proceed with this proposed work as it will provide baseline stability data for a comparison to the Phase III production product. This is important in order to demonstrate that there are no adverse affects on the product as a result of any process changes that are made in order to optimize the manufacturing process for Phase III and full production. Additionally this would ensure that the performance of stability testing would not cause any delay in the efforts of Molichem to complete the clinical trials of Moli1901. The cost of including this additional scope has been itemized separately in Annex D.

5.7 Third Party Audit

AFI will support an audit conducted by Molichem Medicines Inc. or third parties contracted by Molichem Medicines to perform an audit of the Moli1901 process. Any such audit must be coordinated through the AFI Quality Systems department and will be prearranged. AFI reserves the right to postpone or reschedule a planned audit and to refuse access to AFI to individuals who may represent competitors. AFI will provide access to documentation directly related to the production of Moli1901. Access to the AFI facility during an audit will be limited to those areas specifically designated for the production of MoH1901.

It is understood that a single third party audit will be covered by the scope of this proposal. This audit will:

a.       last no more than three working days,

b.       that it will be conducted at AFI,


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         that AFI will provide Quality Assurance and Regulatory Affairs support to conduct and direct the audit,

d. that no documentation will be prepared or delivered to the auditor prior to the audit,

e. that only documentation pertaining to the production of Moli1901 will be provided for review during the audit,

f.       that no documentation will be released from AFI after the audit,

9. that the findings of the audit shall be provided to AFI and Molichem at the end of the audit during a final briefing on the last day of the audit,

h. that the findings are for information purposes only and do not bind AFI to make any changes in either the process or facility, and

i. that the findings of the audit will not change any contractual agreement which may result from this proposal.



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6. PROJECT MANAGEMENT

6.1 Contractor Status Report

AFI will provide Contractor Status Reports indicating work performed, status of tasks, problem areas and recommended solutions. The status report will be provided monthly and will be prepared in accordance with CDRL 026.

6.2 Correspondence

6.2.1 Molichem Medicines Inc.

All correspondence and data deliverables will be forwarded to:

         Molichem Medicines Inc.
         207 South Elliot Road
         PMB #231
         Chapel Hill, NC 27514
         Attention: Dr. Luis Molina, President & Chief Executive Officer

6.2.2 Apotex Fermentation Inc.

All correspondence and data deliverables comments and approvals will be forwarded to:

         Apotex Fermentation Inc.
         50 Scurfield Boulevard
         Winnipeg, Manitoba, Canada R3Y 1G4
         Attention: Mr. Jeffery Hartry, Project Manager

6.3 Contract Data Requirements List (CDRL)

Annex A provides a Contract Data Requirements List which identifies each on the data items which will be delivered to Molichem as part of the production of clinical batches of Moli1901. The CDRL also indicates which Data Item Description will govern the preparation of the data item, the frequency of delivery of the data item, when the data will be delivered and whether or not Molichem will be required to approve the data item before further work can proceed.

6.4 Data Item Descriptions (DID)

Annex B provides Data Item Descriptions describing the format and content of each data item that will be delivered to Molichem as part of the production of clinical batches of Moli1901.

6.5 Schedule

Annex C provides a schedule for the completion of the work outlined in this proposal. As the manufacture of fermentation based active pharmaceutical ingredients can be affected by many variables this schedule is an estimate and not an absolute contractual commitment. AFI assumes no liability of any kind for failure to meet this estimated schedule.


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6.6 Milestone Payments

Annex D provides a summary of the milestone payments and a description of the work which will be performed to complete each milestone.

6.7 Nomenclature and Description

Annex E contains a copy of the Nomenclature and Description as provided by Molichern Medicines Inc. which has been used in the preparation of this proposal.

6.8 Method of Manufacture

Annex F contains a copy of the Method of Manufacture as provided by Molichern Medicines Inc. which has been used in the preparation of this proposal.

6.9 Preparation of Reference Standards

Annex G contains a copy of the Preparation of Reference Standards as provided by Molichem Medicines Inc. which have been used in the preparation of this proposal.

6.10 Certificate of Analysis and Analytical Characterization

Annex H contains a copy of the Certificate of Analysis and Analytical Characterization as provided by Molichem Medicines Inc. which has been used in the preparation of this proposal.

6.11 Production Flow Diagram

Annex I contains a copy of the Production Flow Diagram as developed by AFI which has been used in the preparation of this proposal.

6.12 Technology Transfer and Custom Manufacturing Agreement

Annex J contains a copy of Technology Transfer and Custom Manufacturing Agreement which would form the basis of any contract which may result from this proposal.

6.13 Liability

AFI agrees to provide the Moli1901 material and a CofA only and does not assume any responsibility for consequences or collateral damage which may result from Molichern using this material in any way.

Molichern shall warrant that they have the free and unencumbered right to use the technology they are providing and they shall provide to AFI with a recent written legal opinion that there will be no patent infringement pertaining to the work they are contracting.

6.14     Not Allocated


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6.15 Customer Furnished Equipment, Data and Materials

Any equipment, data or materials provided by Molichem to AFI shall be returned to Molichern upon completion of the work defined in this proposal. These items will be tracked in the Monthly Status Report.

6.16 Facility Access

AFI will provide Molichem personnel or their contracted agents, access to the facilities where Moli1901 is being manufactured. Access must be arranged for in advance through the Project Manager and AFI reserves the right to reschedule times and refuse access to individuals who may represent competitors.

6.17 Continuing Business Relationship

Upon completion of the Project as described in Schedule "A", MMI and AFI agree to work together on a best efforts basis and operating in good faith, in an effort to continue in a business relatiionship with AFI as the supplier of Moli1901 in the future, recognizing that MMI retains the discretion to choose the supplier of Moli1901 of its choice.

6.18 Product-Improvement Recommendations (OPTION)

As an option, AFI is prepared to review the manufacturing process as provided by Molichem and as used to manufacture the Phase II clinical batches of Moli1901. AFI would identify where operations could potentially be optimized through further development in order to enhance product recovery, reduce cycle times or improved on production costs. The current state of the technology employed in the production of Moli1901 would be described and potential areas for improvement would be discussed with respect. to the scope of any improvement effort and the benefits and risks associated with any development effort. The resulting Product Improvement Recommendation Report would be provided in accordance with CDRL 029 and would form the basis for discussion of process improvement efforts which Molichem may wish to perform prior to the commencement of Phase III trials and production. The cost of including this additional scope has been itemized separately in Annex D.



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                                     ANNEX A

                         CONTRACT DATA REQUIREMENTS LIST


                                       **








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                                     ANNEX B

                             DATA ITEM DESCRIPTIONS

                                       **












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                                     ANNEX C

                                    SCHEDULE


                                       **













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                                     ANNEX D

                               MILESTONES PAYMENTS


                                       **











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                                     ANNEX E

                          NOMENCALTURE AND DESCRIPTION


                                       **










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                                     ANNEX F

                              METHOD OF MANUFACTURE


                                       **








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                                     ANNEX G

                       PREPARATION OF REFERENCE STANDARDS

                                       **











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                                     ANNEX H

                             CERTIFICATE OF ANALYSIS

                                       AND

                           ANALYTICAL CHARACTERIZATION

                                       **







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                                     ANNEX I


                             PRODUCTION FLOW DIAGRAM

                                       **









     Use or disclosure of the data contained on this sheet is subject to the restriction on the title page of this proposal.

                                      E-64